Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-218340) of Escalade, Incorporated of our report dated March 29, 2024, with respect to the consolidated financial statements of Escalade, Incorporated, included in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Forvis Mazars, LLP

Tysons, Virginia

March 10, 2025